Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

Sunoco Logistics Partners L.P.

	Sunoco Logistics Partners L.P.	Sunoco Logistics Partners L.P. and Predecessor (a)
	Nine Months Ended September 30,
	2003	2002
Fixed Charges:
Interest cost and debt expense	$15,924	$13,528
Interest allocated to rental expense (b)	1,109	814

Total	$17,033	$14,342

Earnings:
Income before income tax expense	$46,573	$40,075
Equity in income of less than 50 percent owner affiliated companies (c)	(10,555)	(5,288)
Dividends received from less than 50 percent owned affiliated companies (c)	8,596	4,675
Fixed Charges	17,033	14,342
Interest capitalized	(493)	(843)
Amortization of previously capitalized interest	100	127

Total	$61,254	$53,088

Ratio of Earnings to Fixed Charges	3.60	3.70

(a)	The historical financial statements of Sunoco Logistics Partners L.P. for the nine months ended September 30, 2002 reflect the historical cost-basis accounts of Sunoco Logistics (Predecessor) for the period from January 1, 2002 through February 7, 2002 and of Sunoco Logistics Partners L.P. for the period from February 8, 2002 (the date of the initial public offering of the Partnership) through September 30, 2002.
(b)	Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.
(c)	Reflects amounts attributable to interests in the following corporate joint ventures accounted for under the equity method: 9.4 percent in Explorer Pipeline Company, 31.5 percent in Wolverine Pipe Line Company, 12.3 percent in West Shore Pipe Line Company, 14.0 percent in Yellowstone Pipe Line Company, and 43.8 percent in West Texas Gulf Pipe Line Company. Wolverine, Yellowstone, and a 9.2 percent interest in West Shore were acquired in November 2002 for $54.0 million, and West Texas Gulf was acquired in November 2002 for $10.6 million. An additional 3.1 percent interest in West Shore was acquired on September 30, 2003 for $3.7 million. Amounts included in the above are attributable to ownership from the date of acquisition.